Exhibit 99.1

On August 16, 2021, OMH (ML), L.P. (“OMH”) sold an aggregate of 8,050,000 shares of the Issuer’s Common Stock in an underwritten offering.

OMH (ML) GP, LLC (“OMH GP”) and V-OMH (ML) GP II, LLC (“V-OMH GP”) are the general partners of OMH and V-OMH (ML) II, L.P., respectively. Apollo Uniform GP, LLC (“Uniform GP”) is the general partner of OMH Holdings, L.P. (“Holdings”). Holdings also is the sole limited partner of OMH and sole member of each of OMH GP and V-OMH GP. Apollo Management VIII, L.P. (“Management VIII”) is the non-member manager of Uniform GP. AIF VIII Management, LLC (“AIF VIII”) is the general partner of Management VIII. Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VIII. Apollo Management GP, LLC (“Management GP”) serves as the general partner of Apollo Management. Apollo Management Holdings GP, LLC (“Management Holdings GP”) serves as the sole member and manager of Management GP and as the general partner of Management Holdings.

Each of the reporting persons disclaims beneficial ownership of all of the shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.